Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES SHARE REPURCHASE PLAN

VERO BEACH, Fla. (March 26, 2018) – Bimini Capital Management, Inc. (OTCQB:BMNM) ("Bimini” or the "Company"), announced today that its Board of Directors approved a plan to repurchase up to 500,000 shares of the Company’s Class A Common Stock.  The plan is scheduled to terminate on November 15, 2018. The authorization represents approximately 4% of the Company’s Class A shares outstanding.

In making the announcement, Chairman and CEO Robert Cauley stated, “We are committed to delivering shareholder value, and this repurchase plan authorization reflects the Board's confidence in both our short term prospects and our long term growth strategy.  The repurchase plan is intended to enhance shareholder value by making repurchases during periods of favorable market conditions.  Under the plan’s terms, shares may be repurchased from time to time in open market transactions or certain other transactions”.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager that invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).

Through our wholly-owned subsidiary, Bimini Advisors Holdings, LLC ("Bimini Advisors"), we serve as the external manager of Orchid Island Capital, Inc. ("Orchid"). Orchid is a publicly-traded real estate investment trust (NYSE: ORC).  Orchid is managed to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. As Orchid’s external manager, Bimini Advisors receives management fees and expense reimbursements for managing Orchid's investment portfolio and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini Advisors is at all times subject to the supervision and oversight of Orchid's board of directors and has only such functions and authority as are delegated to it.

We also manage the portfolio of our wholly-owned subsidiary, Royal Palm Capital, LLC (“Royal Palm”). Royal Palm is managed with an investment strategy similar to that of Orchid.  Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com